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                              REVOLVING CREDIT AGREEMENT

                                       BETWEEN

              ELTRAX SYSTEMS, INC., NORDATA, INC. (d/b/a DATATECH), AND
                   CERTAIN BORROWING SUBSIDIARIES, AS THE BORROWERS

                                         AND

                   STATE STREET BANK AND TRUST COMPANY, AS THE BANK

                                     DATED AS OF

                                  OCTOBER ___, 1996

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                              REVOLVING CREDIT AGREEMENT


    This REVOLVING CREDIT AGREEMENT (this "Agreement") is made as of October ____, 1996, by and between ELTRAX SYSTEMS, INC., a Minnesota corporation ("Eltrax") having its principal place of business at Rush Lake Business Park, 1775 Old Highway 8, Saint Paul, MN 55112, NORDATA, INC., a California corporation doing business as DATATECH ("Datatech"), having its principal place of business at 27126A Paseo Espada, Suite 1602, San Juan Capistrano, CA 92675 and certain Borrowing Subsidiaries (as defined in Section 1 hereof), which may hereafter become parties hereto in accordance with the provisions of Section 6(u) hereof (Eltrax, Datatech and the Borrowing Subsidiaries are referred to individually as the "Borrower" and collectively as the "Borrowers"), and STATE STREET BANK AND TRUST COMPANY (the "Bank"), a Massachusetts trust company with its principal office at 225 Franklin Street, Boston, MA 02110.

    WHEREAS, the Borrowers desire to obtain from the Bank a $5,000,000 revolving line of credit; and

    WHEREAS, the Bank is willing to make available a $5,000,000 line of credit to the Borrowers on the terms and conditions set forth herein;

    NOW, THEREFORE, the Borrowers, jointly and severally, and the Bank hereby agree as follows:

    1.   DEFINITIONS:

    (a)  Certain capitalized terms are defined below:

         ACCOUNTANTS: Coopers & Lybrand, LLP, or another accounting firm of national reputation or other certified public accountants which may hereafter be selected by the Borrower and approved by the Bank.

         ACCOUNTS: All rights of the Borrower to any payment of money for services provided, goods sold or otherwise marketed by the Borrower, whether evidenced by or under or in respect of a contract or instrument, and to all proceeds in respect thereof.

         ACQUISITION: The acquisition by one or more Borrowers of any Person (whether by stock purchase, asset acquisition, merger or consolidation).

         AFFILIATE: Any individual, corporation, partnership, trust, unincorporated association, business, or other legal entity that would be considered to be an affiliate of the Borrower under Rule 144(a) of the Rules and Regulations of the Securities and Exchange Commission, as in effect on the date hereof, if the Borrower were issuing securities.

         BORROWER:  As defined in the Preamble to this Agreement.


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         BORROWING BASE:  An amount equal to the sum of eighty (80%) percent of the Eligible Accounts plus the lesser of (a) $1,500,000 and (b) thirty (30%) percent of the Eligible Inventory.
         BORROWING BASE CERTIFICATE: The Borrowing Base Certificate in the form of EXHIBIT A hereto, appropriately completed by the Borrowers as of the applicable period.

         BORROWING SUBSIDIARIES: Any direct or indirect subsidiaries of Eltrax, Datatech or any other Borrower which hereafter became a party hereto in accordance with the provisions of Section 6(u) hereof.

         BUSINESS DAY: Any day on which banks in Boston, Massachusetts are open for business generally.

         CAPITAL EXPENDITURES: All acquisitions of machinery, equipment, land, leaseholds, buildings, leasehold improvements and all other expenditures for purposes which are considered to be fixed assets under GAAP. When a fixed asset is acquired by a lease which is required to be capitalized pursuant to GAAP, the amount required to be so capitalized shall be considered to be an expenditure in the year such asset is first leased.

         CAPITALIZED LEASES: In respect of any leases under which the Borrower is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the Borrower in accordance with GAAP.

         CHARTER DOCUMENTS: In respect of any entity, the certificate or articles of incorporation or organization and the by-laws of such entity, or other constitutive documents of such entity.

         CLOSING DATE:  The first date on which the conditions set forth in
Section 5(a) have been satisfied and any Revolving Credit Loans are to be made.

         COMMITMENT: The obligation of the Bank to make Revolving Credit Loans to the Borrowers up to an aggregate outstanding principal amount not to exceed the Commitment Amount.

         COMMITMENT AMOUNT:  $5,000,000.

         COMMITMENT FEE:  See Section 2(d).

         COMPLIANCE CERTIFICATE: The Certificate in the form of EXHIBIT B hereto, appropriately completed by the Borrowers as of the applicable period.

         CONSENT: In respect of any person or entity, any permit, license or exemption from, approval, consent of, registration or filing with any local, state or federal governmental or regulatory agency or authority, required under applicable law.


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         CONSOLIDATED OR CONSOLIDATING:  With reference to any term defined herein, shall mean that term as applied to the accounts of Eltrax and its Subsidiaries, consolidated or consolidating in accordance with GAAP.

         CONVERSION REQUEST:  See Section 2(c).

         DEFAULT: An event or act which, with the giving of notice and/or the lapse of time, would become an Event of Default.

         DRAWDOWN DATE: In respect of any Loan or advance, the date on which such Loan or advance is made to the Borrowers.

         EBITDA: For any period in respect of which the amount thereof shall be determined, the sum of (i) the Net Income or Net Loss of any Person for such period plus (ii) the aggregate amounts deducted by such Person in determining Net Income or Net Loss for such period in respect of (A) interest expense, (B) income taxes and (C) depreciation and amortization.

         ELIGIBLE ACCOUNTS: Each of the Accounts owing to any Borrower which meets the following specifications at the time it came into existence and continues to meet the same until it is collected in full:

         (i) The original stated maturity of the Account is not more than sixty (60) days after the invoice date thereof, and the Account (regardless of its stated maturity date) does not remain unpaid more than sixty (60) days after such invoice date.

         (ii) The Account arose from the performance of services or an outright sale of goods by the Borrower, such goods have been shipped to the Account debtor, and the Borrower has possession of, or has delivered to Bank, shipping and delivery receipts evidencing such shipment.

         (iii) The Account is owned solely by the Borrower, and is not subject to any assignment, claim, lien, or security interest, other than a valid and duly perfected security interest and lien in favor of the Bank.

         (iv) The Account is not subject to set-off, credit, allowance or adjustment by the Account debtor, except discount allowed for prompt payment, and the Account debtor has not complained as to his liability thereon and has not returned any of the goods from the sale from which the Account arose.

         (v) The Account arose in the ordinary course of Borrower's business and did not arise from the performance of services or a sale of goods to a supplier or employee of any of the Borrower.



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         (vi)      No notice of bankruptcy or insolvency of the Account debtor has been received by or is known to the Borrower.

         (vii) The Borrower has pledged any instrument or chattel paper evidencing the Account to the Bank pursuant to the provisions of the Security Agreement.

         (viii) The Account does not result from goods being placed with the Account debtor by the Borrower on a trial basis.

         (ix) The Account is not a result of an inter-company transfer by the Borrower.

         (x) The Borrower does not owe any amounts to the Account debtor; to the extent that any amounts are so owed, the Accounts of such Account debtor in an amount equal to the amounts owed by the Borrower to the Account debtor shall be disqualified.

         (xi) The Bank has not notified the Borrower that the Bank has determined that an Account or Account debtor is unsatisfactory for credit reasons (which determination shall not be made unreasonably).

         (xii) The Account debtor is a person or entity located in the United States and the Account arose out of services rendered or goods delivered in the United States.

         ELIGIBLE INVENTORY: Inventory (i) which is owned, possessed and held for sale by any Borrower within the United States but not yet shipped to customers, (ii) as to which (with respect to Inventory located in the United States) a valid and perfected first-priority lien in favor of the Bank has been created and on which there is no other Lien, and (iii) which the Bank deems neither obsolete nor unmarketable.

         ENVIRONMENTAL LAWS: All federal, state, local and foreign laws, and all regulations, notices or demand letters issued, promulgated or entered thereunder, relating to pollution or protection of the environment and to occupational health and safety, including, without limitation, laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or Hazardous Substances into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or Hazardous Substances.

         ERISA: The Employee Retirement Income Security Act of 1974, as amended, and all rules, regulations, judgments, decrees, and orders arising thereunder.

         EVENT OF DEFAULT:  Any of the events listed in Section 7 hereof.

         FINANCIAL COVENANTS: The financial covenants set forth in Section 6(r) hereof.


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         GAAP:  Generally accepted accounting principles consistent with those adopted by the Financial Accounting Standards Board and its predecessor, generally, as in effect from time to time, and consistently applied.

         GOVERNMENTAL AUTHORITY: Any federal, state, municipal or other governmental department, commission, board, bureau, agency, court, tribunal or other instrumentality, domestic or foreign, and any arbitrator.

         GUARANTY: By any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guarantying any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guaranty" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guaranty" used as a verb has a corresponding meaning.

         HAZARDOUS SUBSTANCES: All hazardous and toxic substances, wastes or materials, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, urea formaldehyde insulation, asbestos, radioactive materials, biological substances, PCBs, pesticides, herbicides and any other kind and/or type of pollutants, or contaminants and/or any other similar substances or materials which, because of toxic, flammable, explosive, corrosive, reactive, radioactive or other properties that may be hazardous to human health or the environment, are included under or regulated by any Environmental Laws.

         INDEBTEDNESS: Of any Person at any date shall mean, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (excluding current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices, but including any class of capital stock of such Person with fixed payment obligations or with redemption at the option of the holder), or which is evidenced by a note, bond, debenture or similar instrument, (ii) all obligations of such Person under leases that should be treated as capitalized leases in accordance with GAAP, (iii) all obligations of such Person in respect of acceptances issued or created for the account of such Person, and all reimbursement obligations (contingent or otherwise) of such Person in respect of any letters of credit issued for the account of such Person, and (iv) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

         INTEREST PAYMENT DATE: (i) As to any Prime Rate Loan, the last day of the calendar month which includes the Drawdown Date thereof; and (ii) as to any Libor Rate Loan in respect of which the Interest Period is (A) 3 months or less, the last day of such Interest Period and (B)


                                          6

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more than 3 months, the date that is 3 months from the first day of such
Interest Period and, in addition, the last day of such Interest Period.

         INTEREST PERIOD:  With respect to each Loan,

         (i) Initially, the period commencing on the Drawdown Date of such Loan and ending on the last day of one of the periods set forth below, as selected by the Borrower at the time of the request for the Loan or in a Conversion Request (A) for any Prime Rate Loan, the last day of the calendar month; and (B) for any Libor Rate Loan, 1, 2, 3 or 6 months; and

         (ii) Thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Conversion Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

                   (A) if any Interest Period with respect to a Libor Rate Loan would otherwise end on a day that is not a Libor Business Day, that Interest Period shall be extended to the next succeeding Libor Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Libor Business Day;

                   (B) if any Interest Period with respect to a Prime Rate Loan would end on a day that is not a Business Day, that Interest Period shall end on the next succeeding Business Day;

                   (C) if the Borrower shall fail to give notice as provided in Section 2(c), the Borrower shall be deemed to have requested a conversion of the affected Libor Rate Loan to a Prime Rate Loan on the last day of the then current Interest Period with respect thereto;

                   (D) any Interest Period relating to any Libor Rate Loan that begins on the last Libor Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Libor Business Day of a calendar month; and

                   (E) any Interest Period relating to any Libor Rate Loan that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

         INVENTORY: All goods, merchandise and other personal property, now owned or hereafter acquired by the Borrower, which are held for sale or are raw materials, work in process, or materials used in the Borrower's business.


                                          7

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         INVESTMENTS:  With respect to any Person (the "Investor"), (i) any investment by the Investor in any other Person, whether by means of share purchase, capital contribution, purchase or other acquisition of a partnership or joint venture interest, loan, time deposit, demand deposit or otherwise and
(ii) any Guaranty by the Investor of any Indebtedness or other obligation of any other Person.

         LIBOR RATE: The rate of interest obtained by dividing (i) the quotation offered to the Bank in the London interbank market for U.S. dollar deposits of amounts in immediately available funds comparable to the principal amount of the portion of the Loans for which the Libor Rate is being determined with a maturity comparable to the interest period for which such Libor Rate will apply as of approximately noon (Boston time) three (3) Business Days prior to the commencement of such interest period by (ii) a percentage equal to 100% minus the Libor Reserve Rate.

         LIBOR RATE LOAN: All or any portion of a Loan bearing interest calculated by reference to the Libor Rate.

         LIBOR RESERVE RATE: For any day with respect to a Libor Rate Loan, the maximum rate (expressed as a decimal) at which any lender subject thereto would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against "Libor Liabilities" (as that term is used in Regulation D), if such liabilities were outstanding. The Libor Reserve Rate shall be adjusted automatically on and as of the effective date of any change in the Libor Reserve Rate.

         LIEN: Any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any lease that should be capitalized in accordance with GAAP, and the filing of a financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

         LOAN DOCUMENTS: This Agreement, the Revolving Credit Note, the Security Documents, and all other agreements and instruments that are from time to time executed in connection with this Agreement, in each case as from time to time amended, modified or supplemented.

         LOANS:  The Prime Rate Loans and the Libor Rate Loans.

         MATERIAL ADVERSE EFFECT: A material adverse effect on (i) the business, operations, property, condition (financial or otherwise) or prospects of any Borrower or of the Borrowers taken as a whole, (ii) the ability of any Borrower to perform its Obligations to the Bank, under this Agreement, the Revolving Credit Note, any of the other Loan Documents, or any other agreement with the Bank, (iii) the validity or enforceability of this Agreement, the Revolving Credit Note or any of the other Loan Documents, or the rights or remedies of the Bank hereunder


                                          8

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or thereunder, or (iv) the right of the Bank to enforce the payment of Accounts against Account debtors in any particular state.

         MATURITY DATE:  October 31, 1998.

         NET INCOME OR NET LOSS: For any period in respect of which the amount thereof shall be determined, shall mean the aggregate of the consolidated net income (or net loss) after taxes for such period (taken as a cumulative whole) of the Borrowers and their subsidiaries, determined in accordance with GAAP, exclusive of the write-up of any asset.

         NET WORTH: For any Person, on any measurement date, the difference between the Total Assets and Total Liabilities of such Person.

         OBLIGATIONS: All indebtedness, obligations and liabilities of the Borrower to the Bank, existing on the date of this Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, including, without limitation, all obligations of the Borrower arising or incurred under this Agreement or any other Loan Document or in respect of any of the Loans or the Revolving Credit Note or other instruments at any time evidencing any thereof.

         PBGC: The Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

         PERSON: Includes any individual, firm, corporation, trust or other unincorporated organization or association or other enterprise or any government or political subdivision, agency, department or instrumentality thereof.

         PRIME RATE: The annual rate of interest announced from time to time by the Bank at its principal office as the Bank's prime rate and as in effect from time to time.

         PRIME RATE LOAN: All or any portion of a Revolving Credit Loan bearing interest calculated by reference to the Prime Rate.

         PURCHASE MONEY INDEBTEDNESS: Indebtedness incurred to finance the acquisition of assets or the cost of improvements on real property or leaseholds, in each case in an amount not in excess of the lesser of (i) the purchase price or acquisition cost of said assets or the cost of said improvements and (ii) the fair market value of said assets or said improvements on the date of acquisition of said assets or contract for said improvements.

         RECORD: The records, including computer records, maintained by the Bank with respect to any Loan referred to in any Revolving Credit Note.


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         REQUIREMENT OF LAW:  In respect of any person or entity, any law, treaty, rule, regulation or determination of an arbitrator, court, or other governmental authority, in each case applicable to or binding upon such person or entity or affecting any of its property.

         REVOLVING CREDIT FACILITY;  See Section 2(a) hereof.

         REVOLVING CREDIT LOANS: The Revolving Credit Loans made or to be made by the pursuant to the provisions of Section 2(a) hereof.

         SEC:  The U.S. Securities and Exchange Commission.

         SECURITY DOCUMENTS: (i) the Security Agreement between each Borrower and the Bank substantially in the form of EXHIBIT C hereto, (ii) the Landlord's Consent and Waiver of Lien substantially in the form of EXHIBIT D hereto, and
(iii) all documents and instruments required to be delivered pursuant to each of the foregoing, in each case as amended and in effect from time to time.

         STOCKHOLDER DISTRIBUTIONS: With respect to the Borrower or any Subsidiary thereof, (i) any dividend or other distribution on any shares of capital stock of any Borrower or their subsidiaries (except dividends payable solely in shares of capital stock or rights to acquire capital stock of any Borrower or any of its Subsidiaries, and dividends payable solely to any Borrower), (ii) any payment on account of the purchase, redemption, retirement or acquisition of (A) any shares of the capital stock of any Borrower or a Subsidiary thereof or (B) any option, warrant, convertible security or other right to acquire shares of the capital stock of any Borrower or a Subsidiary thereof, other than, in either case, payments made solely to any Borrower, and
(iii) any required or optional payment of any principal of, or premium or interest on, or any required or optional purchase, redemption or other retirement or other acquisition of any Subordinated Indebtedness.

         SUBORDINATED INDEBTEDNESS: Indebtedness which is expressly subordinated and made junior to the payment and performance in full of the Obligations, and evidenced as such by a written instrument containing subordination provisions in form and substance approved by the Bank in writing.

         SUBSIDIARY: With respect to any Person, any corporation or other entity of which securities or other ownership interests have ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person.

         TOTAL ASSETS: The total of all assets of a Person which, in accordance with GAAP, would be included as assets on such Person's balance sheet.

         TOTAL LIABILITIES: The total of all liabilities and obligations of a Person, including all Indebtedness, whether current or long-term, which in accordance with GAAP would be included as liabilities on a balance sheet and also including Guaranties, endorsements (other than for collection in the ordinary course of business) or other arrangements whereby responsibility is assumed for the obligations of others, whether by agreement to purchase or otherwise acquire the obligations of others, including any agreement, contingent or otherwise, to furnish funds through the purchase of goods, supplies or services for the purpose of payment of the obligations of others.

         TYPE: As to the Revolving Credit Loan or portion thereof its nature as a Prime Rate Loan or a Libor Rate Loan.

         WORKING CAPITAL: For any Person, Current Assets minus Current Liabilities.

    (b) ACCOUNTING TERMS. All accounting terms used and not defined in this Agreement, and all financial calculations hereunder, shall be construed and performed in accordance with GAAP, and all financial data required to be delivered hereunder shall be prepared in accordance with GAAP.

    2.   LOAN FACILITY.

    (a)  REVOLVING CREDIT FACILITY.

         (i) REVOLVING CREDIT LOANS. Upon the terms and subject to the conditions of this Agreement, the Bank agrees to lend to the Borrowers such sums that the Borrowers may request, from the date hereof until but not including the Maturity Date, provided that the sum of the outstanding principal amount of all Revolving Credit Loans (after giving effect to all amounts requested) shall not exceed the lesser of (i) the Borrowing Base and (ii) the Commitment Amount.

         (ii) NOTICES. The Borrower shall notify the Bank in writing not later than 10:00 a.m. (Boston time) on the date of the Revolving Credit Loan being requested, if the Revolving Credit Loan is to be a Prime Rate Loan, or at least three (3) Business Days prior to the date such Revolving Credit Loan being requested, if the Revolving Credit Loan is to be a Libor Rate Loan, of the Drawdown Date (which must be a Business Day) and the principal amount of such Loan and the requested Type of Loan. Subject to the foregoing, so long as the Commitment is then in effect and the conditions set forth in Sections 5(a) and (b), as applicable, hereof have been met, the Bank shall advance the amount requested to Eltrax's account at the Bank in immediately available funds not later than the close of business on such Drawdown Date.

         (iii) REVOLVING CREDIT NOTE. The Revolving Credit Loans shall be evidenced by a promissory note of the Borrowers in substantially the form of EXHIBIT E hereto (the "Revolving Credit Note"), dated as of the date hereof and completed with appropriate insertions, which Revolving Credit Note shall be due and payable in full on the Maturity Date. The Borrowers irrevocably authorize the Bank to make or cause to be made, at the time of receipt of any advance on or payment of principal under the Revolving Credit Note, an appropriate notation on the Bank's Record reflecting the advance or receipt of


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such payment.  The outstanding amount of the Revolving Credit Loans set forth on the Bank's Record shall be prima facie evidence of the principal amount thereof owing and unpaid to the Bank, but the failure to record, or any error in so recording, any such amount on the Bank's Record shall not limit or otherwise affect the obligations of the Borrowers hereunder or under the Revolving Credit Note to make payments of principal of or interest on the Revolving Credit Note when due.

          (iv) PAYMENT ON MATURITY DATE. The Borrowers hereby agree to pay the Bank on the Maturity Date the entire unpaid principal of and interest on all Revolving Credit Loans.

         (v) PREPAYMENT AND REPAYMENT. On and subject to the payments of the amounts due, if any, under the provisions of Section 2(k) of this Agreement, the Borrowers may repay or prepay the outstanding principal of all or any part of any Revolving Credit Loan, by 10:00 a.m. (Boston time), in the case of a Prime Rate Loan, or upon written notice given by 10:00 a.m. (Boston time) at least three (3) Business Days, in the case of a Libor Rate Loan, prior to the date of such prepayment, of the amount to be prepaid and the date of such prepayment. The Borrowers shall be entitled to reborrow before the Maturity Date such repaid or prepaid amounts, upon the terms and subject to the conditions of this Agreement.

         (vi) EXCESS ADVANCES. If at any time the outstanding principal amount of the Revolving Credit Loans shall exceed the Borrowing Base, the Borrower shall immediately pay the amount of such excess to the Bank for application to the Revolving Credit Loans.

         (vii) USE OF PROCEEDS. The proceeds of the Revolving Credit Loans will be used to provide working capital and funds for Acquisitions, to the extent permitted pursuant to Section 6(n) hereof, to the Borrowers. No part of such proceeds will be used for the purpose of purchasing or carrying any "margin securities" as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System.

    (b)  INTEREST ON LOANS.

              (i) To the extent that for any Interest Period, all or any portion of a Revolving Credit Loan is a Prime Rate Loan, such Loan or portion thereof, as applicable, shall bear interest during such Interest Period at the Prime Rate plus one-half of one percent (1/2%) per annum.

              (ii) To the extent that for any Interest Period, all or any portion of a Revolving Credit Loan is a Libor Rate Loan, such Loan or portion thereof, as applicable, shall bear interest during such Interest Period at a rate of 275 basis points above the Libor Rate determined for such Interest Period.

              (iii) The Borrower promises and agrees to pay interest on each Loan in arrears on each Interest Payment Date at the rate applicable to such Interest Period.


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    (c)  CONVERSION OPTIONS.

         (i) The Borrower may elect from time to time to convert any outstanding Loan to a Loan of another Type, provided that (A) with respect to any such conversion of a Loan from a Libor Rate Loan to a Prime Rate Loan, the Borrower shall give the Bank at least three (3) Business Days' prior written notice of such election (each a "Conversion Request"); and such conversion shall only be made on the last day of the Interest Period with respect thereto; and (B) with respect to such conversion of a Prime Rate Loan to a Libor Rate Loan, the Borrower shall give the Bank at least three (3) Business Days' prior written notice of such election and no Prime Rate Loan may be converted into a Libor Rate Loan when any Default or Event of Default has occurred and is continuing. All or any part of any outstanding Prime Rate Loan may be converted to a Libor Rate Loan as provided herein. In no event shall the aggregate outstanding principal balance of all Libor Rate Loans exceed $2,500,000. All or any part of a Libor Rate Loan may be converted to a Prime Rate Loan as provided herein. Each Conversion Request relating to the conversion of a Prime Rate Loan to a Libor Rate Loan shall be irrevocable by the Borrower.

         (ii) Any Loans of any Type may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in Section 2(c)(i); PROVIDED that no Libor Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Prime Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Default or Event of Default of which the officers of the Bank active upon the Borrower's account have actual knowledge.

         (iii) In the event that the Borrowers do not notify the Bank of their election hereunder with respect to any Loan, such Loan shall be automatically converted to a Prime Rate Loan at the end of the applicable Interest Period.

    (d)  FEES AND PAYMENTS.

         (i) COMMITMENT FEE. At all times prior to termination of the Commitment, the Borrowers shall pay to the Bank, a Commitment Fee of three-
eighths of one percent (3/8%) per annum of the difference between the amount of the Commitment Amount and the sum of the daily average principal amount of the Revolving Credit Loans outstanding from time to time. The Commitment Fee shall be calculated quarterly in arrears commencing on December 31, 1996 (for the period from the date hereof through December 31, 1996) and thereafter on the last day of each calendar quarter and on any other date the Commitment is terminated. The Commitment Fee shall be due and payable on the last day of each quarter.

         (ii) PAYMENTS. All payments of principal, interest, Commitment Fee and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Bank at its principal office at 225 Franklin Street, Boston, Massachusetts 02110, or at such other location that the Bank may from time to time designate, in each case in immediately available funds.

         (iii) NO SET OFF, ETC. All payments by the Borrowers hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposes, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrowers are compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrowers with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrowers will pay to the Bank, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Bank to receive the same net amount which the Bank would have received on such due date had no such obligation been imposed upon the Borrowers. The Borrowers will deliver promptly to the Bank certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrowers hereunder or under such other Loan Document.

    (e) COMPUTATIONS. All computations of interest on the Loans and of other fees to the extent applicable shall be based on a 360-day year and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term "Interest Period" with respect to Libor Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The outstanding amount of the Loans as reflected on the Bank's Record from time to time shall be considered correct and binding on the Borrowers unless within ten (10) Business Days after receipt by the Bank from the Borrowers of any notice of such outstanding amount, the Bank shall notify the Borrowers to the contrary.

    (f) INABILITY TO DETERMINE LIBOR RATE. In the event, prior to the commencement of any Interest Period relating to any Libor Rate Loan, the Bank shall determine that adequate and reasonable methods do not exist for ascertaining the Libor Rate that would otherwise determine the rate of interest to be applicable to any Libor Rate Loan during any Interest Period, the Bank shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrowers) to the Borrowers. In such event (i) any Conversion Notice with respect to Libor Rate Loans shall be automatically withdrawn and shall be deemed a request for Prime Rate Loans, (ii) each Libor Rate Loan will automatically, on the last day of the then current Interest Period thereof, become a Prime Rate Loan, and (iii) the obligations of the Bank to make Libor Rate Loans shall be suspended until the Bank determines that the circumstances giving rise to such suspension no longer exist, whereupon the Bank shall so notify the Borrowers.

    (g) ILLEGALITY. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or in the interpretation or application thereof shall make it unlawful for the Bank to make or maintain Libor Rate Loans, the Bank shall forthwith give notice of such circumstances to the Borrower and thereupon (a) the commitment of the Bank to make Libor Rate Loans or convert Loans of another Type to Libor Rate Loans shall forthwith be suspended and (b) the Libor Rate Loans then outstanding shall be converted automatically to Prime Rate Loans on the last day of each Interest Period applicable to such Libor Rate Loans or within such earlier period as may be required by law. The Borrowers hereby agree promptly to pay the Bank, upon demand by the Bank, any additional amounts necessary to compensate the Bank for any costs incurred by the Bank in making any conversion in accordance with this
Section 2(g), including any interest or fees payable by the Bank to lenders of funds obtained by it in order to make or maintain its Libor Rate Loans hereunder.

    (h) ADDITIONAL COSTS, ETC. If any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to the Bank by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

         (i) Subject the Bank to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the other Loan Documents, the Commitment or the Loans (other than taxes based upon or measured by the income or profits of the Bank); or

         (ii) Materially change the basis of taxation (except for changes in taxes on income or profits) of payments to the Bank of the principal of or the interest on any Loans or any other amounts payable to the Bank under this Agreement or the other Loan Documents; or

         (iii) Impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or commitments of an office of the Bank; or

         (iv) Impose on the Bank any other conditions or requirements with respect to this Agreement, the other Loan Documents, the Loans, the Commitment, or any class of loans or commitments of which any of the Loans or the Commitment forms a part;

    and the result of any of the foregoing is:

              (A) to increase the cost to the Bank of making, funding, issuing, renewing, extending or maintaining any of the Loans or the Commitment; or

              (B) to reduce the amount of principal, interest or other amount payable to the Bank hereunder on account of the Commitment or any of the Loans; or

              (C) to require the Bank to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by the Bank from the Borrowers hereunder, then, and in each such case, the Borrowers will, upon demand made by the Bank at any time and from time to time and as often as the occasion therefor may arise, pay to the Bank such additional amounts as will be sufficient to compensate the Bank for such additional cost, reduction, payment or foregone interest or other sum. The Bank shall use reasonable efforts to provide the Borrowers with prompt notice of any such additional amounts which are or will become due hereunder.

    (i) CAPITAL ADEQUACY. If any present or future law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) or the interpretation thereof by a court or governmental authority with appropriate jurisdiction affects the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and the Bank determines that the amount of capital required to be maintained by it is increased by or based upon the existence of the Loan made or deemed to be made pursuant hereto, then the Bank may notify the Borrowers of such fact, and the Borrowers shall pay to the Bank from time to time on demand, as an additional fee payable hereunder, such amount as the Bank shall determine in good faith and certify in a notice to the Borrowers to be an amount that will adequately compensate the Bank in light of these circumstances for its increased costs of maintaining such capital. The Bank shall allocate such cost increases among its customers in good faith and on an equitable basis.

    (j) CERTIFICATE. A certificate setting forth any additional amounts payable pursuant to Section 2(h) or 2(i) and a brief explanation of such amounts which are due, submitted by the Bank to the Borrowers, shall be prima facie evidence that such amounts are due and owing.

    (k) INDEMNITY. The Borrowers agree to indemnify the Bank and to hold the Bank harmless from and against any loss, cost or expense (including loss of anticipated profits) that the Bank may sustain or incur as a consequence of:
(i) default by the Borrowers in payment of the principal amount of or any interest on any Libor Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by the Bank to lenders of funds obtained by it in order to maintain its Libor Rate Loans, (ii) default by the Borrowers in making a borrowing or conversion after the Borrowers have given (or are deemed to have given) a Conversion Request, or (iii) the making of any payment of a Libor Rate Loan or the making of any conversion of any such Libor Rate Loan to a Prime Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by the Bank to lenders of funds obtained by it in order to maintain any such Loans. There shall be no prepayment penalty or premium with respect to any Prime Rate Loans.

    (l) TERMINATION OF COMMITMENT. The Borrowers may elect to permanently terminate the Commitment upon written notice to the Bank given by 10:00 a.m. (Boston time) at least three (3) Business Days prior to the date of such termination, and by making on such termination date payment in full to the Bank of all amounts due and payable under and on account of the Obligations, including but not limited to all principal, accrued interest, accrued facility fees and any other amounts due hereunder including, but not limited to, amounts due under the provisions of Section 2(j) hereof. The Borrower shall not be entitled to reinstate the Commitment following such termination.

    (m) APPOINTMENT OF ELTRAX AS AGENT OF BORROWERS. Each of the Borrowers hereby authorizes and appoints Eltrax as its agent for purposes of giving and receiving all notices and making all borrowing requests, interest rate determinations, conversion requests, prepayment and repayments, and other actions on behalf of or required of the Borrowers under this Agreement, including, without limitation, with respect to all matters set forth in this
Section 2. The Bank may conclusively rely on all such requests, determinations and notifications made by Eltrax with respect to each of the Borrowers.

    3. INTEREST AFTER DEFAULT; LATE FEE. While an Event of Default is continuing, amounts payable under any of the Loan Documents shall bear interest (compounded monthly and payable on demand in respect of overdue amounts) at a rate per annum which is equal to two percent (2%) above the rate otherwise in effect for such amounts, until such amount is paid in full or (as the case may be) such Event of Default has been waived in writing by the Bank (after as well as before judgment).

    4. REPRESENTATIONS AND WARRANTIES OF THE BORROWERS. The Borrowers hereby represent, warrant and covenant to the Bank that:

    (a) CORPORATE EXISTENCE. Each Borrower and each of its Subsidiaries is a corporation duly incorporated and validly existing under the laws of the jurisdiction of its incorporation, and is duly licensed or qualified as a foreign corporation in all states wherein the nature of its property owned or business transacted by it makes such licensing or qualification necessary, except where the failure to be licensed or to so qualify could not have a Material Adverse Effect. The Bank acknowledges that Datatech is presently not qualified to do business in the State of Washington, and Datatech covenants that it will so qualify within 15 days from the effective date of this Agreement. In addition, each Borrower and each of its Subsidiaries holds all licenses, permits and approvals from Governmental Authorities necessary or appropriate for the conduct of their businesses as currently conducted or currently contemplated to be conducted in the future. All such licenses, permits and approvals are in full force and effect and no action has been taken or threatened to be taken to dissolve, cancel or restrict any such license, permit or approval.

    (b)  NO VIOLATION.   Neither the execution, delivery or performance of this
Agreement or any other Loan Document, nor the consummation of the transactions herein or therein contemplated, will contravene any provision of law, statute, rule or regulation to which any Borrower or any of its Subsidiaries is subject or any judgment, decree, franchise, order, license or permit applicable to any Borrower or any of its Subsidiaries, or will conflict or will be inconsistent with or will result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (other than the lien created by the Security Documents) upon any of the property or assets of any Borrower or any of its Subsidiaries pursuant to the terms of any contractual obligation of any Borrower or any of its Subsidiaries, or violate any provision of the corporate charter or by-laws of the Borrower or any of its Subsidiaries.

    (c) CORPORATE AUTHORITY AND POWER. The execution, delivery and performance of this Agreement and the other Loan Documents are within the corporate powers of the Borrowers and have been duly authorized by all necessary corporate action.

    (d) ENFORCEABILITY. This Agreement and each other Loan Document constitutes a valid and binding obligation of the Borrowers enforceable against the Borrowers in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except as enforceability may be subject to general principles of equity, whether such principles are applied in a court of equity or at law.

    (e) GOVERNMENTAL APPROVALS. No order, permission, consent, approval, license, authorization, registration or validation of, or filing with, or exemption by, any Governmental Authority is required to authorize, or is required in connection with, the execution, delivery and performance by the Borrowers of this Agreement or any other Loan Document, or the taking of any action contemplated hereby or thereby, except for the filing of UCC-1 financing statements in the appropriate Uniform Commercial Code filing offices.

    (f)  FINANCIAL STATEMENTS.

              (i) The Borrowers have heretofore furnished the Bank with complete and correct copies of the audited consolidated balance sheet of the Borrowers as of June 30, 1996 (the "Financial Statement Date"), and the related audited consolidated statements of income and of cash flows for the fiscal year of the Borrowers ended on such date, examined by the Accountants. Such financial statements (including in each case the related schedules and notes) fairly present the consolidated financial condition of the Borrowers as of the Financial Statement Date, and the consolidated results of their operations and cash flows for the fiscal year then ended.

               (ii) None of the Borrowers nor any of their Subsidiaries has any material liabilities, contingent or otherwise, including liabilities for taxes or any unusual forward or long-term commitments or any Guaranty, which are not disclosed by or included in the financial statements referred to above or in the notes thereto, and there are no unrealized or anticipated losses from any unfavorable commitments of the Borrowers or any of their Subsidiaries which may have a Material Adverse Effect. During the period from the Financial Statement

         Date to the date hereof: (x) there has been no sale, transfer or other disposition by the Borrowers or any of their Subsidiaries of any material part of their business or property and no purchase or other acquisition of any business or property (including any capital stock of any Person) material in relation to the consolidated financial condition of the Borrowers and their subsidiaries at the Financial Statement Date; and (y) none of the Borrowers nor any of their Subsidiaries has made, or agreed or committed itself to make any Stockholder Distribution.

              (iii) All financial statements (including in each case the related schedules and notes) referred to above have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the Accountants and as disclosed therein).

    (g) NO CHANGE. Since the Financial Statement Date there has been no development or event, nor any prospective development or event, which has had or could have a Material Adverse Effect.

    (h) LITIGATION. There are no actions, suits or proceedings pending or threatened against or affecting the Borrowers or any of their Subsidiaries before any Governmental Authority, which in any one case or in the aggregate, if determined adversely to any interests of the Borrower or any Subsidiary, would have a Material Adverse Effect.

    (i)  COMPLIANCE WITH OTHER INSTRUMENTS; COMPLIANCE WITH LAW.

         (i) None of the Borrowers nor any of their Subsidiaries is in default under (A) any contractual obligation, where such default could have a Material Adverse Effect, or (B) the terms of any agreements relating to any Indebtedness of any Borrower or any such Subsidiary.

          (ii) None of the Borrowers nor any of their Subsidiaries is in default with respect to any applicable statute, rule, writ, injunction, decree, order or regulation of any Governmental Authority having jurisdiction over the Borrowers or any of their Subsidiaries which could have a Material Adverse Effect.

    (j) SUBSIDIARIES. Except as set forth on Schedule 4(j) hereto, no Borrower has any Subsidiaries on the date hereof.

    (k) SUBSIDIARY TRANSACTIONS. Except as set forth on Schedule 4(k) hereto, no Subsidiary of any Borrower engages, directly or indirectly in any transaction with any Affiliate of that Borrower.

    (l) INVESTMENT COMPANY STATUS; LIMITS ON ABILITY TO INCUR INDEBTEDNESS. None of the Borrowers nor any of their Subsidiaries is an "investment company" or a company "controlled by" an investment company within the meaning of the Investment Company Act of

1940, as amended.   No Borrower is subject to regulation under any Federal or
State statute or regulation which limits its ability to incur Indebtedness.

    (m) TITLE TO PROPERTY. Each Borrower and each of its Subsidiaries has good and marketable title to all of its properties and assets, in each case including the properties and assets reflected in the consolidated balance sheet of the Borrowers as of the Financial Statement Date, except properties and assets disposed of since that date in the ordinary course of business, and none of such properties or assets is subject to (i) any Lien except for Liens described on
Schedule 6(p) hereof, or (ii) a defect in title or other claim other than defects and claims that, in the aggregate, would have no Material Adverse Effect. Each Borrower and each of its Subsidiaries enjoys peaceful and undisturbed possession under all leases necessary in any material respect for the operation of its properties and assets, none of which contains any unusual or burdensome provisions which might materially affect or impair such properties or assets. All such leases are valid and subsisting and are in full force and effect.

    (n) ERISA PLANS. Each of the Borrowers has provided the Bank with a list of each "employee benefit plan," "employee pension benefit plan," "defined benefit plan," or "multiemployer plan," which any Borrower or any Subsidiary thereof has established or maintained or to which any Borrower or any of its Subsidiaries is required to contribute (collectively, the "Plans"). Each such Plan is in compliance in all material respects with all applicable provisions of ERISA and the Code, and the rules and regulations thereunder, except where failure to so comply would not have a Material Adverse Effect. There have been no "prohibited transactions" under ERISA with respect to the Plans which would result in any material liability to any Borrower or any Subsidiary thereof under ERISA or the Code. As used in the Loan Documents, the terms "employee benefit plan," "employee pension benefit plan," "defined benefit plan," and "multiemployer plan" shall have the respective meanings assigned to such terms in Section 3 of ERISA. None of the Borrowers nor any Subsidiaries thereof has incurred any material "accumulated funding deficiency" within the meaning of ERISA or incurred any material liability to the PBGC in connection with a Plan (or other class of benefit which the PBGC has elected to insure) established or maintained by any of the Borrowers or any Subsidiary thereof.

    (o) TAXES. Except as set forth on Schedule 4(o) hereto, all tax returns of the Borrowers and their Subsidiaries required to be filed have been filed, all taxes, fees and other governmental charges (other than those being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been established and, in the case of ad valorem taxes or betterment assessments, no proceedings to foreclose any lien with respect thereto have been commenced and, in all other cases, no notice of lien has been filed or other action taken to perfect or enforce such lien) shown thereon which are payable have been paid. The charges and reserves on the books of the Borrowers and their Subsidiaries in respect of all income and other taxes are adequate, and the Borrower knows of no additional assessment or any basis therefor. The Federal income tax returns of the Borrowers and their subsidiaries have not been audited within the last three years, all prior audits have been closed, and there are no unpaid assessments, penalties or other charges arising from such prior audits.

    (p)  ENVIRONMENTAL MATTERS.

         (i) The Borrowers and each of their Subsidiaries have obtained all Governmental Approvals that are required with respect to the operation of their business under any Environmental Law.

         (ii) The Borrowers and each of their Subsidiaries are in compliance with all terms and conditions of all required Governmental Approvals and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all applicable Environmental Laws.

         (iii) There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or threatened against any Borrower or any Subsidiary thereof relating in any way to the Environmental Laws, and there is no Lien of any private entity or Governmental Authority against any property of any Borrower or any Subsidiary thereof relating in any way to the Environmental Laws.

         (iv) There has been no claim, complaint, notice, or request for information received by any Borrower or any of its Subsidiaries with respect to any site listed on the National Priority List promulgated pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") 42 USC 9601 et seq. or any state list of sites requiring investigation or cleanup with respect to contamination by Hazardous Substances.

         (v) To the best of the Borrowers' knowledge, after reasonable investigation, there has been no release or threat of release of any Hazardous Substance at any property owned or leased or occupied by any Borrower or any of its Subsidiaries which would likely result in liability being imposed upon such Borrower or such Subsidiary thereof.

    (q) SOLVENCY. Each of the Borrowers has assets (both tangible and intangible) having a fair saleable value in excess of the amount required to pay the probable liability on its respective existing debts (whether matured or unmatured, liquidated or unliquidated, fixed or contingent); each of the Borrowers has access to adequate capital for the conduct of its business and the discharge of its debts incurred in connection therewith as such debts mature; and no Borrower is insolvent nor was it insolvent, immediately prior to the consummation of the initial Revolving Credit Loan.

    5.   CONDITIONS PRECEDENT.

    (a) CONDITIONS TO THE LOANS. The obligations of the Bank to make the first Revolving Credit Loan is subject to the satisfaction of all of the following conditions:

         (i) LOAN DOCUMENTS. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto and, shall be in full force and effect and shall be in form and substance satisfactory to the Bank. The Bank shall have received a fully executed copy of each such document.

         (ii) CERTIFIED COPIES OF ORGANIZATION DOCUMENTS. The Bank shall have received from each Borrower a copy, certified as of a recent date by the appropriate officer of the state in which each Borrower is organized to be true and complete, of the corporate charter and any other organization documents of each Borrower as in effect on such date of certification.

          (iii) BY-LAWS; RESOLUTIONS. All action on the part of the Borrowers necessary for the valid execution, delivery and performance by the Borrowers of this Agreement and the other Loan Documents to which the Borrowers are or are to become parties shall have been duly and effectively taken, and evidence thereof satisfactory to the Bank shall have been provided to the Bank. The Bank shall have received from each Borrower true copies of its by-laws and the resolutions adopted by its board of directors authorizing the transactions described herein, each certified by its secretary as of a recent date to be true and complete.

         (iv) INCUMBENCY CERTIFICATE; AUTHORIZED SIGNERS. The Bank shall have received from each Borrower an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of the Borrower and giving the name and bearing a specimen signature of each individual who shall be authorized: (A) to sign in the name and on behalf of such Borrower, each of the Loan Documents to which the Borrower is or is to become a party; and (B) to give notices and to take other action on behalf of such Borrower under the Loan Documents.

         (v) VALIDITY OF LIENS. The Security Documents shall be effective to create in favor of the Bank a legal, valid and enforceable first (except for Permitted Liens entitled to priority under applicable law) security interest in the Collateral (as defined therein). All filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Bank to protect and preserve such security interests shall have been duly effected. The Bank shall have received evidence thereof in form and substance satisfactory to the Bank. With respect to Collateral which is evidenced by certificates of title, the Bank shall have received certificates of title to all, or such lesser number acceptable to the Bank, of such certificated equipment owned by the Borrowers, with any third-party liens evidenced on such certificates of title duly released by the lien holders identified on such certificates of title, and shall have also received such other documentation and signatures as are required to have the lien of the Banks created pursuant to the Security Documents recorded thereon.

         (vi) INSURANCE. The Bank shall have received insurance binders or certificates of insurance coverage with respect to all insurance policies maintained by the Borrowers with such binders or certificates indicating, with respect to each such policy, that the Bank has been named as a named insured or a loss payee, for the benefit of the Bank, that the insurer has waived its subrogation rights against the Bank and that such policy may not be terminated without thirty (30) days' prior written notice to the Bank.

         (vii) OPINION OF COUNSEL CONCERNING ORGANIZATION AND LOAN DOCUMENTS. The Bank shall have received favorable opinions addressed to the Bank from Oppenheimer, Wolff & Donnelly of Minneapolis, Minnesota and from Brown & Streza of Irvine, California, dated as of the date of this Agreement, and covering such matters and in form and substance as are satisfactory to the Bank.

         (viii) REPRESENTATIONS TRUE; NO EVENT OF DEFAULT. Each of the representations and warranties of the Borrowers contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true as of the date of such Loan and no Default or Event of Default shall have occurred and be continuing. The Bank shall have received a Closing Certificate to such effect signed by an authorized officer of each Borrower to such effect.

         (ix) NO LEGAL IMPEDIMENT. No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of the Bank would make it illegal for the Bank to make such Loan.

         (x) SOLVENCY. The Bank shall have received a certificate as to the solvency of each Borrower in substantially the form of EXHIBIT F hereto signed by the Chief Executive Officer of each Borrower.

         (xi) OTHER DOCUMENTS. The Bank shall have received all other documents and assurances which it requires or which it may reasonably request in connection with the transactions contemplated by this Agreement.

         (xii) PROCEEDINGS AND DOCUMENTS. All proceedings in connection with the transactions contemplated by this Agreement, the other Loan Documents and all other documents incident thereto shall be satisfactory in substance and in form to the Bank and its counsel, and the Bank and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Bank may reasonably request.

    (b) CONDITIONS OF MAKING SUBSEQUENT REVOLVING CREDIT LOANS. The obligation of the Bank to make any Revolving Credit Loan on any Drawdown Date subsequent to the Closing Date is subject to the satisfaction of the following conditions precedent on or before the date of each such subsequent Loan:

         (i) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Borrower contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of such Loan, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and except to the extent that such representations and warranties relate expressly to an earlier date).

         (ii) PERFORMANCE. The Borrowers shall have performed and complied with all terms and conditions herein required to be performed or complied with by it prior to or on such Drawdown Date and on such Drawdown Date no Default or Event of Default shall have occurred or be continuing and there shall exist no condition which would, with either or both the giving of notice or the lapse of time, result in an Event of Default upon consummation of the subsequent Loan to be made on such Drawdown Date.

Each request by the Borrowers for a Revolving Credit Loan shall constitute certification by the Borrowers that the conditions specified in this Section 5(b) have been or will be duly satisfied on the date of such loan advance.

    6. COVENANTS OF THE BORROWERS. Each of the Borrowers covenants and agrees with the Bank as follows:

    (a) MAINTENANCE OF EXISTENCE. The Borrowers will, and will cause each of their subsidiaries to, maintain their existence and comply with all applicable statutes, rules and regulations and to remain duly qualified as a foreign corporation, licensed and in good standing in each jurisdiction where such qualification or licensing is required by the nature of its business, the character and location of its property, business or customers, or the ownership or leasing of its property, except where such noncompliance or failure to so qualify would not have a Material Adverse Effect, and the Borrowers will, and will cause each of their Subsidiaries to, maintain their properties in good operating condition, and continue to conduct their business as presently conducted.

    (b) TAXES AND OTHER LIENS. The Borrowers will, and will cause each of their Subsidiaries to, pay when due all taxes, assessments, governmental charges or levies, or claims for labor, supplies, rent and other obligations made against it which, if unpaid, might become a lien or charge against the Borrowers or such Subsidiaries or on their property, except liabilities being contested in good faith and by proper proceedings, as to which adequate reserves with respect thereto are maintained on the books of the Borrowers or their Subsidiaries, as the case may be, in accordance with GAAP.

    (c) INSURANCE. The Borrowers will, and will cause each of their Subsidiaries to, maintain with financially sound and reputable insurance companies, (i) insurance on its properties, (ii) public liability insurance against claims for personal injury or death as a result of the use of any products sold by it and (iii) insurance coverage against other business risks, in each case, in at least such amounts and against at least such risks (and with such risk retention) as are usually and prudently insured against in the same general area by companies of established repute engaged in the same or a similar business; and the Borrowers will furnish to the Bank, upon its written request, full information as to the insurance so carried. All such insurance shall name the Bank as a loss payee and as an additional insured as its interests may appear and shall provide that no termination, cancellation or material reduction in the amount of coverage or a material modification of the extent of coverage shall be effective until at least 30 days after receipt by the Bank of notice thereof.

    (d)  FINANCIAL STATEMENTS, ETC.  The Borrowers will furnish to the Bank:

         (i) Within twenty-five (25) days after the end of each calendar month (including the last month of the fiscal year), the unaudited consolidated and consolidating balance sheet and income statement of the Borrowers and their Subsidiaries as at the end of, and for, such month, accompanied by a certificate of the Chief Executive Officer of Eltrax, which certificate shall state that said consolidated and consolidating financial statements fairly present the consolidated and consolidating financial condition of the Borrowers and their Subsidiaries as of the end of such month, and the consolidated and consolidating results of their operations for such month, in each case in accordance with GAAP (except for the absence of footnotes) consistently applied (subject to normal year-end audit adjustments);

         (ii) Within ninety (90) days after the last day of each fiscal year of the Borrowers, the audited consolidated and consolidating balance sheet, income statement and statement of cash flows of the Borrowers and their Subsidiaries as at and for the fiscal year then ended, certified by the Accountants (the scope and substance of such report to be satisfactory to the Bank), together with a certificate by the Accountants that in the preparation of such audit nothing came to the attention of the Accountants to indicate that the Borrowers were not in compliance with the terms of this Agreement and the other Loan Documents;

         (iii) Within ten (10) days after the end of each fiscal month of the Borrowers, (A) a list and aging of the Accounts for the Borrowers and each of their subsidiaries as of the end of such month in such form as the Bank may prescribe, all in reasonable detail; (B) a Borrowing Base Certificate and a Compliance Certificate as of the end of such month, each signed by the Chief Executive Officer of Eltrax; and (C) a physical inventory count of Datatech;

         (iv) Promptly upon the mailing thereof to the shareholders of Eltrax generally, copies of all financial statements, reports, proxy statements and other materials;

         (v) Promptly upon receipt by the Borrowers, copies of the annual management letter provided by the Accountants;

         (vi) Promptly upon the filing thereof by Eltrax with the SEC (and in any event within ten (10) days of such filing), copies of all registration statements and reports on Forms 10-K, 10-Q and 8-K (or their equivalents if such forms no longer exist);

         (vii) Promptly upon becoming aware of any litigation or other proceeding against any Borrower or any Subsidiary thereof that may have a Material Adverse Effect, notice thereof and the action the Borrower is taking or proposes to take with respect thereto;

         (viii) Within thirty (30) days after the beginning of each fiscal year of the Borrowers, a copy of the consolidated operating budget, including, without limitation, projections of the anticipated cash flow of the Borrowers and their Subsidiaries for such fiscal year, such budget to be accompanied by a certificate of the Chief Executive Officer of Eltrax specifying the assumptions on which such budget was prepared, stating that such officer has no reason to question the reasonableness of any material assumption on which such budget was prepared and providing such other details as the Bank may reasonably request; and

         (ix) Promptly following the request of the Bank, such further information concerning the business, affairs and financial condition or operations of the Borrowers and their subsidiaries as the Bank may reasonably request.

         (x) With respect to any acquisition by the Borrowers, which acquisition contemplates the use of any proceeds of this Loan, promptly upon the execution of a letter of intent or similar instrument, a copy of such letter of intent or similar instrument shall be delivered to the Bank, and the Borrower shall provide the Bank with any other information regarding such acquisition that the Bank may reasonably request.

    (e) NOTICE OF DEFAULT. As soon as practicable, and in any event, within three (3) Business Days of becoming aware of the existence of any condition or event which constitutes a Default, the Borrowers will provide the Bank with written notice specifying the nature and period of existence thereof and what action the Borrowers are taking or proposes to take with respect thereto.

    (f)  NOTICES REGARDING ENVIRONMENTAL MATTERS.

         (i) The Borrowers and each of their Subsidiaries shall comply with all terms and conditions of all applicable Governmental Approvals and with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and time tables contained in all applicable Environmental Laws.

         (ii) Each Borrower shall promptly notify the Bank should the Borrower become aware of:

              (A) any spill, release, or threat of release of any Hazardous Substance at or from any property owned, occupied or leased by such Borrower or any Subsidiary thereof or by any Person for whose conduct such Borrower or any

         Subsidiary thereof is responsible, to the extent the Borrower is required by Environmental Laws to report such to any Governmental Authority;

              (B) any action or notice with respect to a civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or threatened against the Borrower or any Subsidiary thereof relating in any way to the Environmental Laws, or any Lien of any Governmental Authority or any other Person against any property owned, occupied or leased by such Borrower or any Subsidiary thereof relating in any way to the Environmental Laws;

              (C) any claim made or threatened by any Person against such Borrower or any Subsidiary thereof or any property of such Borrower or any Subsidiary thereof relating to damage, contribution, cost recovery compensation, loss or injury resulting from any Hazardous Substance pertaining to such property or the business or operations of the Borrower or such Subsidiary; and

              (D) any occurrence or condition on any real property adjoining or in the vicinity of any property owned or leased by such Borrower or any Subsidiary thereof and known to the officers or supervisory personnel of such Borrower or any Subsidiary thereof or other employees having responsibility for the compliance by such Borrower or any Subsidiary thereof with Environmental Laws, without any independent investigation, which does cause, or could cause, such property, or any part thereof, to contain Hazardous Substances in violation of any Environmental Laws, or which does cause, or could cause, such property to be subject to any restrictions on the ownership, occupancy, transferability or use thereof such the Borrower or any Subsidiary thereof.

         (iii) Each Borrower will, and will cause each of its Subsidiaries to, at its own cost and expense, and within such period as may be required by applicable law or regulation, initiate all remedial actions and thereafter diligently prosecute such action as shall be required by law for the cleanup of such property, including all removal, containment and remedial actions in accordance with all applicable Environmental Laws (and in all events in a manner reasonably satisfactory to the Bank), and shall further pay or cause to be paid, at no expense to the Bank, all cleanup, administrative, and enforcement costs of applicable Government Authorities which may be asserted against such property.

    (g)  ERISA INFORMATION.

         (i) The Borrowers will not permit any pension plan maintained by any Borrower or by any member of a "controlled group" (ERISA 210(c) or ERISA 210(d)) of which any Borrower is a member to: (a) engage in any "prohibited transaction" (ERISA 2003(c)); (b) fail to report to the Bank a "reportable event" (ERISA 4043) within 30 days after its occurrence or as to any reportable event as to which the 30-day notice period requirement of
    Section 4043(b) of Title IV of ERISA has been waived by the PBGC, within 30 days of such time as any Borrower is requested to notify the PBGC of such reportable event; (c) incur any "accumulated funding deficiency" (ERISA 302); (d) terminate its existence at any time in a manner which could result in the imposition of a Lien on the property of the Borrower or any Subsidiary thereof; or (e) fail to report to the Bank any "complete withdrawal" or "partial withdrawal" by the Borrower or an affiliate from a "multiemployer plan" (ERISA 4203, 4205, and 4001, respectively). The quoted terms are defined in the respective sections of ERISA cited above.

         (ii) As soon as possible and in any event within thirty (30) days after any Borrower knows or has reason to know that any event which would constitute a reportable event under Section 4043(b) of Title IV of ERISA with respect to any employee pension or other benefit plan of such Borrower or any Subsidiary thereof subject to such Title has occurred, or that the PBGC or such Borrower or any Subsidiary thereof has instituted or will institute proceedings under such Title to terminate such Plan, deliver to the Bank a certificate of the chief financial officer of such Borrower setting forth details as to such reportable event and the action which such Borrower or such Subsidiary proposes to take with respect thereto, together with a copy of any notice of such reportable event which may be required to be filed with the PBGC, or any notice delivered by the PBGC evidencing its intent to institute such proceedings, or any notice to the PBGC that the Plan is to be terminated, as the case may be. Notwithstanding the foregoing sentence, no Borrower shall have any obligation to notify the Bank as described above as to any reportable event as to which the thirty
    (30) day notice requirement of 4043(b) of Title IV of ERISA has been waived by the PBGC, until such time as such Borrower or a Subsidiary thereof is required to notify the PBGC of such reportable event. For purposes of this covenant, the Borrower shall be deemed to have all knowledge or knowledge of all facts attributable to the plan administrator under such Title IV, but only to the extent, in the case of any multiemployer plan, it can reasonably obtain such information. In addition, upon request of the Bank, the Borrower shall furnish the Bank (or cause, or in the case of a multiemployer plan, exert their best efforts to cause, the plan administrator to furnish the Bank) with the Annual Report for each plan covered by such Title IV and filed with the Internal Revenue Service.

    (h) INSPECTION. The Borrowers will, upon the request of the Bank, permit a representative of the Bank (including, without limitation, any field examiner or auditor retained by the Bank) to inspect and make copies of the Borrowers' books and records, and to discuss their affairs, finances and accounts with their officers and accountants, all at such reasonable times and as often as the Bank may reasonably request and, in each case, cause each of their subsidiaries to do so.

    (i)  EXPENSES; INDEMNIFICATION.

         (i) The Borrowers will pay on demand: (A) the reasonable fees and disbursements of counsel to the Bank in connection with the preparation of this Agreement and the preparation or review of each agreement, opinion, certificate and other document referred to in or delivered pursuant hereto;
    (B) all out-of-pocket costs and
    expenses of the Bank in connection with the administration of this Agreement and the other Loan Documents, and any waiver or amendment of any provision hereof or thereof, including without limitation, the reasonable fees and disbursements of counsel for the Bank, travel expenses and expenses of any field examiner or auditor retained by the Bank as contemplated in Section 6(h); and (C) if any Event of Default occurs, all costs and expenses incurred by the Bank, including the reasonable fees and disbursements of counsel to the Bank, and of any appraisers, environmental engineers or consultants, or investment banking firms retained by the Bank in connection with such Event of Default or collection, bankruptcy, insolvency and other enforcement proceedings related thereto. The Borrowers agree to pay, indemnify and hold the Bank harmless from, any and all recording and filing fees, and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise or other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of or the consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement or the other Loan Documents, or any documents delivered pursuant hereto or thereto.

         (ii) The Borrowers will indemnify the Bank and its officers and directors and hold the Bank and its officers and directors harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind (including, without limitation, the reasonable fees and disbursements of counsel for the Bank in connection with any investigative, administrative or judicial proceeding, whether or not the Bank shall be designated a party thereto) which may be incurred by the Bank, relating to or arising out of this Agreement or any other Loan Document, or the existence of any Hazardous Substance on, in, or under any property owned, leased or occupied by the Borrowers or any of its Subsidiaries, or any violation of any applicable Environmental Laws for which any Borrower or any of their subsidiaries has any liability or which occurs upon any property owned, leased or occupied by any Borrower or any of their subsidiaries, or the imposition of any Lien under any Environmental Laws, provided that the Bank shall not have the right to be indemnified hereunder for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction.

          (iii) The agreements in this Section 6(j) shall survive termination of this Agreement and the repayment of the Loans, and all other amounts payable under this Agreement and the other Loan Documents.

    (k) FURTHER ASSURANCES. The Borrowers will, and will cause each of their subsidiaries to, execute and deliver to the Bank any writings and do all things necessary, effectual or reasonably requested by the Bank to carry into effect the provisions and intent of this Agreement or any other Loan Documents.

    (l) TRANSACTIONS WITH AFFILIATES. Except as set forth on Schedule 6(1) hereto, the Borrowers will not, and will not permit any of their subsidiaries to, directly or indirectly, pay any funds to or for the account of, make any Investment in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, or engage in any transaction in connection with any joint enterprise or other joint arrangement with, any Affiliate of the Borrowers unless such transaction is otherwise permitted under this Agreement, is in the ordinary course of the Borrowers' or their Subsidiary's business, and is upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary as those that could be obtained in a comparable arm's length transaction with a Person not an Affiliate; or make loans or advances to their respective officers, directors or employees other than reasonable travel expenses incurred in the ordinary course of business.

    (m) CONSOLIDATION OR MERGER. The Borrowers will not, and will not permit any of their Subsidiaries to, merge or consolidate with or into any other Person unless it obtains the prior written consent of the Bank; provided that any Subsidiary may merge into any Borrower or any wholly-owned Subsidiary of any Borrower.

    (n)       ACQUISITION.

         (i) If any of the Borrowers intends to make an Acquisition without the use of any funds derived from the Bank, such Borrower does not need to obtain approval from the Bank for such Acquisition provided that it provides the Bank with pro forma consolidated and consolidating financial information which demonstrates that, after giving affect to the proposed Acquisition (based on historical earnings minus deferred expense deductions), the Borrowers, including the Acquisition entity, will continue to have positive net income on both a consolidated and consolidating basis.


         (ii) If any of the Borrowers intends to make an Acquisition with funds, any portion of which is borrowed from the Bank, such Borrower must comply with the following:

              (A) The Borrower must provide the Bank with such relevant financial information on the proposed Acquisition as may be requested by the Bank;

              (B) The proposed Acquisition must be of an entity which primarily does business in the data communications field; and

              (C) The cash component of the purchase price shall not exceed $2,000,000 or twenty-five percent (25%) of the total cost of the Acquisition.

    (o) DISPOSITION OF ASSETS. The Borrowers will not, and will not permit any of their subsidiaries to, convey, sell, lease, transfer or otherwise dispose of any of their property, business or assets (including, without limitation, Accounts and leasehold assets), whether now owned or hereafter acquired, except:

         (i) Obsolete or worn out property disposed of in the ordinary course of business;

         (ii) The sale or other disposition of the Health Card division of Eltrax;

         (iii)     The sale of Inventory in the ordinary course of business.

    (p) INDEBTEDNESS. The Borrowers will not, and will not permit any of their subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

         (i)       Indebtedness payable to the Bank;

         (ii) Existing Indebtedness, if any, listed on Schedule 6(p) hereto;

         (iii) Purchase Money Indebtedness in an amount not to exceed $50,000 at any one time outstanding; provided that, giving effect to the incurrence of such Purchase Money Indebtedness and to the receipt and application of the proceeds thereof, no Default shall have occurred and be continuing; and

         (iv) Subordinated Indebtedness, subordinated on terms satisfactory to the Bank in its sole discretion to all Obligations of the Borrowers to the Bank.

    (q) LIENS. The Borrowers will not, and will not permit any of their Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of their properties or assets, except:

         (i) Liens for taxes not delinquent or being contested in good faith and by proper proceedings, as to which adequate reserves with respect thereto are maintained on the books of the Borrowers or their Subsidiaries, as the case may be, in accordance with GAAP;

         (ii) Carriers', warehousemen's, mechanics', materialmen's or similar liens imposed by law incurred in the ordinary course of business in respect of obligations not overdue, or being contested in good faith and by proper proceedings and as to which adequate reserves with respect thereto are maintained on the books of the Borrowers or their Subsidiaries, as the case may be, in accordance with GAAP;

         (iii) Pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security legislation;

         (iv) Security deposits made to secure the performance of leases, licenses and statutory obligations incurred in the ordinary course of business;

         (v)       Liens in favor of the Bank;

         (vi) Liens incurred by the Borrowers on general office equipment and automobile leases for certain officers of the Borrowers;

         (vii) Existing Liens, if any, listed on Schedule 6(q) hereto; provided that no such Lien is spread to cover any additional property after the date hereof, and that the amount of the Indebtedness secured thereby is not increased; and

         (viii) Purchase Money Security Interests securing Purchase Money Indebtedness permitted under Section 6(p) above.

    (r) INVESTMENTS. The Borrowers will not, and will not permit any of their Subsidiaries to, make, maintain or acquire any Investment in any Person other than:

         (i) Marketable obligations issued or guarantied by the United States of America having a maturity of one year or less from the date of purchase;

         (ii) Certificates of deposit, Eurodollar time deposits, commercial paper or any other obligations of the Bank or of any other bank or trust company organized or licensed to conduct a banking business under the laws of the United States or any State thereof and which has (or which is a Subsidiary of a bank holding company which has) publicly traded debt securities rated A or higher by Standard & Poor's Corporation or A-2 or higher by Moody's Investors Service, Inc.);

         (iii) Stock or obligations issued to the Borrowers or any Subsidiaries thereof in settlement of claims against others by reason of an event of bankruptcy or a composition or the readjustment of debt or a reorganization of any debtor of the Borrower or such Subsidiary;

         (iv) Commercial paper with maturities of not more than ninety (90) days having the highest rating then given by Moody's Investors Services, Inc. or Standard & Poor's Corporation;

         (v) Repurchase obligations with a term of not more than seven days for underlying securities of the types described in subparagraph (i) above entered into with the Bank or any of the banks referred to in subparagraph (ii) above; and

         (vi) Investments in new Subsidiaries in conjunction with acquisitions permitted under Sections 6(o) or 6(v) hereof.

    (s) FINANCIAL COVENANTS. The Borrowers shall comply with the following Financial Covenants, measured on a consolidated basis:

         (i) MINIMUM CURRENT RATIO. The Borrowers shall not permit the ratio of their Current Assets to Current Liabilities to be less than 1.00:1.00 at any time.

         (ii) MAXIMUM INDEBTEDNESS TO NET WORTH. The Borrowers shall not permit the ratio of their Indebtedness to Net Worth to be greater than 1.5:1.0 at any time.

         (iii) POSITIVE EBITDA. The Borrowers will maintain a positive EBITDA at all times, which is to be measured at the end of each month, for that month. EBITDA shall be measured for all of the Borrowers but shall specifically exclude EBITDA of the "Health Card" division of Eltrax.

         (iv) MAXIMUM CAPITAL EXPENDITURE. The Borrowers shall not permit their Capital Expenditures to exceed $200,000 during the fiscal year ending December 1997.

    (t) STOCKHOLDER DISTRIBUTIONS. The Borrowers shall not make any Stockholder Distributions unless both before and after giving effect thereto the Borrowers remain in compliance with the Financial Covenants set forth in Section 6(s) hereof.

    (u) DEPOSITORY ACCOUNTS. The Borrowers will maintain its primary operating deposit accounts at the offices of the Bank.

    (v) BORROWER SUBSIDIARIES. Unless otherwise agreed to by the Bank, the Borrowers shall, immediately upon any Investment in a new Subsidiary permitted under this Agreement, revise SCHEDULE 4(j) hereto to reflect the formation or acquisition of each new Subsidiary and shall cause each new Subsidiary in which any Borrower invests immediately upon such Investment, to execute and deliver to the Bank, an Instrument of Adherence (Credit Agreement), in substantially the form of EXHIBIT G attached hereto (an "Instrument of Adherence") together with a legal opinion and other documents and instruments necessary to demonstrate the due authorization, execution and delivery by such new Subsidiary of such Instrument of Adherence (Credit Agreement), including (i) resolutions of the board of Directors or equivalent body of such new Subsidiary and the charter and by-laws (or the equivalent thereof) of such new Subsidiary, certified by an officer of such new Subsidiary, (ii) a good standing certificate of such new Subsidiary in its jurisdiction of incorporation, (iii) a certificate of the secretary or an assistant secretary of such new Subsidiary certifying the names and true signatures of the officers of such new Subsidiary authorized to sign the Instrument of Adherence (Credit Agreement), and a Security Agreement and related Perfection Certificate in the form of EXHIBIT C hereto, and (iv) such other documents as the Bank may reasonably request. Upon delivery of the aforementioned documents, such new Subsidiary shall become a Borrowing Subsidiary and a Borrower hereunder and, except as otherwise agreed to by the Bank, shall comply with and be bound by all of the terms and conditions of the Loan Documents as a Borrower thereunder, and the Borrowers shall cause such new Subsidiary to take all actions which it would have been required to make or take had it been a Borrowing Subsidiary and a Borrower on the Closing Date, including making all representations and warranties as a Borrower under each of the Loan Documents.

    7. EVENTS OF DEFAULT; ACCELERATION. If any of the following events ("Events of Default") shall occur:

    (a) The Borrowers shall fail to pay when due and payable any principal of or interest on the Loans or any other sum due under any of the Loan Documents when the same becomes due;

    (b) The Borrowers shall fail to perform any term, covenant or agreement contained in Section 6 hereof;


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

    (c) The Borrowers or any Subsidiaries shall fail to perform any other term, covenant or agreement contained in this Agreement or any of the other Loan Documents, which failure continues for more than thirty (30) days;

    (d) Any representation or warranty of the Borrowers in the Loan Documents or in any certificate or notice given in connection therewith shall have been false or misleading in any material respect at the time made or deemed to have been made;

    (e) Any Borrower or any of its Subsidiaries (i) shall be in default under any agreement or agreements evidencing Indebtedness (A) owing to the Bank or are affiliated with the Bank or (B) to any other person owing in excess of $50,000 in aggregate principal amount, which default shall give the holder thereof the right to accelerate such indebtedness, or (ii) shall fail to pay any such Indebtedness when due, or within any applicable period of grace;

    (f)  Any of the Loan Documents shall cease to be in full force and effect;

    (g) Any Borrower or any of its Subsidiaries (i) shall make an assignment for the benefit of creditors, (ii) shall be adjudicated bankrupt or insolvent,
(iii) shall seek the appointment of, or be the subject of an order appointing, a trustee, liquidate or receiver as to all or part of its assets, (iv) shall commence, approve or consent to, any case or proceeding under any bankruptcy, reorganization or similar law and, in the case of an involuntary case or proceeding, such case or proceeding is not dismissed within forty-five (45) days following the commencement thereof, or (v) shall be the subject of an order for relief in an involuntary case under federal bankruptcy law;

    (h) Any Borrower or any of its Subsidiaries shall admit in writing its inability to pay or generally fails to pay its debts as they mature or become due; or

    (i) There shall remain undercharged for more than ten (10) days any final judgment or execution action against any Borrower or any of its Subsidiaries that, together with other outstanding claims and execution actions against the Borrower and such Subsidiary exceeds $50,000 in the aggregate;

    THEN, or at any time thereafter:

    (1) In the case of any Event of Default under paragraph (g) or (h) concerning any Borrower, the Commitment shall automatically terminate, and the entire unpaid principal amount of the Loans, all interest accrued and unpaid thereof, and all other amounts payable hereunder and under the other Loan Documents shall automatically become forthwith due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrowers; and

    (2) In the case of any Event of Default other than (g) and (h), the Bank may, by written notice to the Borrower, terminate the Commitment and/or declare the unpaid principal amount of the Loans, all interest accrued and unpaid thereof, and all other amounts payable hereunder and under the other Loan Documents to be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers.

    No remedy herein conferred upon the Bank is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and in addition to every other remedy hereunder, now or hereafter existing at law or in equity or otherwise.

    8. SECURITY. The Obligations shall be secured by a blanket valid and perfected first-priority security interest (subject only to Liens permitted hereunder and entitled to priority under applicable law) in all of the Borrowers' personal property pursuant to the terms of the Security Documents.

    9. SETOFF. Regardless of the adequacy of any collateral for the Obligations, any deposits or other sums credited by or due from the Bank to any Borrower may be applied to or set off against any principal, interest and any other amounts due from the Borrowers to the Bank at any time without notice to such Borrower, or compliance with any other procedure imposed by statute or otherwise, all of which are hereby expressly waived by the Borrowers.

    10. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrowers may not assign or otherwise transfer any of their rights under this Agreement without the prior written consent of the Bank. All covenants, agreements and obligations of the Borrowers under this Agreement and each other Loan Document are joint and several in all respects.

    11. MISCELLANEOUS. Any communication to be made hereunder shall (a) be made in writing, but unless otherwise stated, may be made by telex, facsimile transmission or letter, and (b) be made or delivered to the address of the party receiving notice which is identified with its signature below (unless such party has by three (3) days' written notice specified another address), and shall be deemed made or delivered, when dispatched, left at that address, or three (3) days after being mailed, postage prepaid, to such address. This Agreement may not be amended or waived except by a written instrument signed by the Borrowers and the Bank, and any such amendment or waiver shall be effective only for the specific purpose given. No failure or delay by the Bank to exercise any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other right, power or privilege. The provisions of this Agreement are severable and if any one provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, such invalidity or unenforceability shall affect only such provision in such jurisdiction. This Agreement, together with all Exhibits and Schedules hereto, expresses the entire understanding of the parties with respect to the transactions contemplated hereby. This Agreement and any amendment hereby may be executed in several counterparts, each of which shall be an original, and all of which shall constitute one agreement. In proving this Agreement, it shall not be necessary to produce more than one such counterpart executed by the party to be charged. THIS AGREEMENT AND THE NOTE ARE CONTRACTS UNDER THE LAWS OF THE COMMONWEALTH OF

MASSACHUSETTS AND SHALL BE CONSTRUED IN ACCORDANCE THEREWITH AND GOVERNED THEREBY (OTHER THAN THE CONFLICTS OF LAW PROVISIONS). THE BORROWERS AGREE THAT ANY SUIT FOR THE ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY FEDERAL COURT SITTING THEREIN. THE BORROWERS, AS AN INDUCEMENT TO THE BANK TO ENTER INTO THIS AGREEMENT, HEREBY WAIVE THEIR RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION ARISING IN CONNECTION WITH ANY LOAN DOCUMENT.


               [The remainder of this page is intentionally left blank]

    IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as a sealed instrument as of the date first above written.

                                  ELTRAX SYSTEMS, INC.

                                  By:_____________________________
                                  Name:  Mack V. Traynor, III
                                  Title:  President

                                  Address:


                                  NORDATA, INC.  (d/b/a DATATECH)

                                  By:_____________________________
                                  Name:  Clunet R. Lewis
                                  Title:  Secretary

                                  Address:

                                  Tel: (   ) ________
                                  Fax: (   ) ________


                                  STATE STREET BANK AND TRUST
                                  COMPANY

                                  By:_____________________________
                                  Name:___________________________
                                  Title:__________________________

                                  Address:  225 Franklin Street
                                            Boston, MA  02110
                                            Attn:     Frederick Epstein
                                            Vice President

                                  Tel:  (617) 654-3749
                                  Fax:  (617) 338-4041

List of Exhibits and Schedules:

Exhibit A          -    Form of Borrowers Base Certificate
Exhibit B          -    Form of Compliance Certificate
Exhibit C          -    Form of Security Agreement
Exhibit D          -    Form of Landlord Consent and Waiver of Lien
Exhibit E          -    Form of Revolving Credit Note
Exhibit F          -    Solvency Certificate
Exhibit G          -    Instrument of Adherence ("Credit Agreement")

Schedule 4(j)      -    Subsidiaries
Schedule 4(k)      -    Subsidiary Transactions with Affiliates of Borrowers
Schedule 4(o)      -    Taxes
Schedule 6(l)      -    Borrowers' Transactions with Affiliates
Schedule 6(o)      -    Indebtedness
Schedule 6(r)      -    Liens


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